HYPERION 2005 INVESTMENT GRADE OPPORTUNITY
                             TERM TRUST, INC.
            One Liberty Plaza o New York, New York 10006-1404

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


February 25, 2000
To the Stockholders:

         The Annual Meeting of Stockholders of Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. (the "Trust") will be held at The Downtown Association, 60 Pine Street (between William Street and Pearl
Street), New York, New York 10005, on Tuesday, April 18, 2000, at 10:30 a.m., for the following purposes:

         1.     To elect directors (Proposal 1).

         2.     To     ratify    or    reject     the     selection     of
                PricewaterhouseCoopers LLP as the independent accountants of the Trust for the fiscal year ending December 31, 2000 (Proposal 2).

         3. Shareholder proposal to request the Directors of the Trust to immediately begin the orderly liquidation of the Trust's assets (Note: The Board of Directors unanimously recommend a vote AGAINST this proposal) (Proposal 3).

         4. To transact any other business that may properly come before the meeting.

         The close of business on February 17, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors,

                                             Patricia A. Sloan
                                             Secretary

                   WE NEED YOUR PROXY VOTE IMMEDIATELY.

YOU MAY THINK YOUR VOTE IS NOT IMPORTANT, BUT IT IS VITAL. THE MEETING OF STOCKHOLDERS OF THE TRUST WILL BE UNABLE TO CONDUCT ANY BUSINESS IF LESS THAN A MAJORITY OF THE SHARES ELIGIBLE TO VOTE IS REPRESENTED. IN THAT EVENT, THE TRUST, AT STOCKHOLDERS' EXPENSE, WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE TRUST TO HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY CARD IMMEDIATELY. YOU AND ALL OTHER STOCKHOLDERS WILL BENEFIT FROM YOUR COOPERATION.



                  Instructions for Signing Proxy Cards

         The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense to the Trust involved in validating your vote if you fail to sign your proxy card properly.

         1. Individual Accounts. Sign your name exactly as it appears in the registration on the proxy card.

         2. Joint  Accounts.  Either  party may sign,  but the name of the
party  signing   should   conform   exactly  to  the  name  shown  in  the
registration.

         3. All Other Accounts. The capacity of the individual signing the proxy card should be indicated unless it is reflected in the form of registration. For example:

Registration                                                                                            Valid Signature

Corporate Accounts
         (1)  ABC Corp.                                                                           ABC Corp.
         (2)  ABC Corp.                                                                           John Doe, Treasurer
         (3)  ABC Corp.
c/o John Doe, Treasurer                                                                           John Doe
         (4)  ABC Corp. Profit Sharing Plan                                                       John Doe, Trustee
Trust Accounts
         (1)  ABC Trust                                                                           John B. Doe, Trustee
         (2)  Jane B. Doe, Trustee
              u/t/d 12/28/78                                                                      Jane B. Doe
Custodial or Estate Accounts
         (1)  John B. Smith, Cust.
              f/b/o John B. Smith, Jr.
              UGMA                                                                                John B. Smith
         (2)  John B. Smith                                                                       John B. Smith, Jr., Executor


                HYPERION 2005 INVESTMENT GRADE OPPORTUNITY
                             TERM TRUST, INC.
            One Liberty Plaza o New York, New York 10006-1404

                             PROXY STATEMENT

         This proxy statement is furnished in connection with a solicitation by the Board of Directors of Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. (the "Trust") of proxies to be used at the Annual Meeting of Stockholders of the Trust to be held at The Downtown Association, 60 Pine Street (between William Street and Pearl Street), New York, New York 10005, at 10:30 a.m. on Tuesday, April 18, 2000 (and at any adjournment or adjournments thereof) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about February 25, 2000. Stockholders who execute proxies retain the right to revoke them by written notice to the Secretary of the Trust at any time before they are voted. Unrevoked proxies will be voted in accordance with the specifications thereon and, unless specified to the contrary, will be voted FOR the election of the three nominees for director, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Trust for the fiscal year ending December 31, 2000 and AGAINST the shareholder proposal to request the Directors of the Trust to immediately begin the orderly liquidation of the Trust's assets. The close of business on February 17, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Each stockholder is entitled to one vote for each share held. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matters submitted to stockholders for a vote. Broker non-votes will not be counted for purposes of determining the presence of a quorum or determining whether a proposal has been approved. On the record date there were 17,021,573 shares outstanding.


                    PROPOSAL 1: ELECTION OF DIRECTORS

         The Trust's Articles of Incorporation provide that the Trust's Board of Directors shall be divided into three classes: Class I, Class II and Class III. The terms of office of the present directors in each class expire at the Annual Meeting in the year indicated or thereafter in each case when their respective successors are elected and qualified:
Class I, 2001; Class II, 2002; and Class III, 2000. At each subsequent annual election, Directors chosen to succeed those whose terms are expiring will be identified as being of that same class and will be elected for a three-year term. The effect of these staggered terms is to limit the ability of other entities or persons to acquire control of the Trust by delaying the replacement of a majority of the Board of Directors.

         The terms of Harry E. Petersen, Jr., Lewis S. Ranieri, and Kenneth C. Weiss, the members of Class III currently serving on the Board of Directors, expire at this year's Annual Meeting. The persons named in the accompanying form of proxy intend to vote at the Annual Meeting (unless directed not to so vote) for the re-election of Messrs. Petersen and Ranieri, and for the election of Mr. John W. English. Each nominee has indicated that he will serve if elected, but if any nominee should be unable to serve, the proxy or proxies will be voted for any other person or persons, as the case may be, determined by the persons named in the proxy in accordance with their judgment.

         As described above, there are three nominees for election to the Board of Directors at this time. Proxies cannot be voted for a greater number of persons than the three nominees currently proposed to serve on the Board of Directors.

         The following table provides information concerning each of the eight members and nominees of the Board of Directors of the Trust:

                                                                                                                   Shares of Common
                                                                                                                         Stock
                                                                                                                     Beneficially
                                                                                                                   Owned Directly or
                                                                                                                    Indirectly, on
      Name and Office                      Principal Occupation During Past Five Years,                  Director     December 31,
      with the Trust                               Other Directorships and Age                            Since         1999(**)

Class III Nominees to serve until 2003 Annual Meeting of Stockholders:
Harry E. Petersen, Jr.
  Director, Member of the    Director  and/or  Trustee of  several  investment  companies  advised by
      Audit Committee        Hyperion Capital Management,  Inc. or by its affiliates  (1992-Present).
                             Senior  Advisor to Cornerstone  Equity  Advisors,  Inc.  (1998-Present).
                             Formerly,  Senior Advisor to Potomac Babson Inc.  (1995-1998);  Director
                             of Equitable Real Estate Hyperion  Mortgage  Opportunity  Fund, Inc. and
                             Equitable  Real Estate  Hyperion High Yield  Commercial  Mortgage  Fund,
                             Inc.  (1995-1997);  Director of  Lexington  Corporate  Properties,  Inc.
                             (1993-1997);   Consultant   to   Advisers   Capital   Management,   Inc.
                             (1992-1995);   Consultant   on  public   and   private   pension   funds
                             (1991-1993);  President of Lepercq Realty Advisors  (1988-1990).  Member
                             of Advisory Council of Polytechnic University.
                             Age 75                                                                      October 1993           200

Lewis S. Ranieri*
   Director                  Chairman  and Chief  Executive  Officer  of Ranieri & Co.,  Inc.  (since
                             1988);  in addition,  President of LSR Hyperion Corp., a general partner of the  limited  partnership  that is the  general  partner of  Hyperion
                             Partners L.P.  ("Hyperion  Partners")  (since  1988).  Director and Vice
                             Chairman  of the  Board of  Hyperion  Capital  Management,  Inc.  (since
                             December 1998);  Director and Chairman of the Board of Hyperion  Capital
                             Management,   Inc.   (1989-November   1998);   Chairman   of  the  Board
                             (1989-December  1998) and/or Director (since 1989) of several investment companies  advised  by  Hyperion  Capital  Management,  Inc.  or by  its
                             affiliates;  Director and Chairman of Bank United Corp., and Director of
                             Bank United  (since 1988);  Director and  President of Hyperion  Funding
                             1993 Corp.,  the general partner of the limited  partnership that is the general  partner of  Hyperion  1993 Fund  L.P.;  and also  Chairman  and
                             President of various other direct and indirect  subsidiaries of Hyperion
                             Partners  (since  1989).  Formerly,  Director  of  Lend  Lease  Hyperion
                             Mortgage  Opportunity  Fund,  Inc.  (formerly,   Equitable  Real  Estate
                             Hyperion  Mortgage  Opportunity Fund, Inc.) and Lend Lease Hyperion High
                             Yield Commercial  Mortgage Fund, Inc.  (formerly,  Equitable Real Estate
                             Hyperion  High  Yield  Commercial   Mortgage  Fund,  Inc.)  (1995-1999);
                             Formerly Vice Chairman of Salomon Brothers Inc. (until 1987).
                             Age 53                                                                       June 1989              -



                                                                                                                   Shares of Common
                                                                                                                          Stock
                                                                                                                      Beneficially
                                                                                                                   Owned Directly or
                                                                                                                     Indirectly, on
      Name and Office                      Principal Occupation During Past Five Years,                  Director     December 31,
      with the Trust                               Other Directorships and Age                            Since         1999(**)

John W. English
  Director, Member of the    Chairman of the Board of HSBC's China Fund, Inc.  (1993-Present),  First
      Audit Committee        Asia   Financial   Services   Ltd.'s  First  Asia   Agri-industry   Fund
                             (1999-Present),  and  State  Street  Bank's  Select  Sector  SPDR  Trust
                             (1999-Present).  Director of A.L.T. Films, Inc. (1999-Present).  Trustee
                             of Northern Trust Company's Institutional Funds (1993-Present).  Trustee
                             of Washington Mutual's WM Group of Funds (1994-Present).
                             Age 66                                                                     September 1999          100

Class II Directors to serve until 2002 Annual Meeting of Stockholders:
Robert F. Birch
  Director, Member of the    Chairman and  President,  New America  High Income Fund  (1992-Present).
      Audit Committee        Chairman of the Board and  Co-Founder,  The China Business  Group,  Inc.
                             (1996-Present).  Formerly,  Director and Strategic Planning  Consultant,
                             Dewe Rogerson,  Ltd. (1994-1998);  Chairman And Chief Executive Officer,
                             Memtek Corporation  (1990-1991);  Associated with Finn Wishengrad Warnke
                             & Gayton,  a Consulting  firm  specializing  in work-outs of financially
                             distressed   companies   (1988-1989);   President  and  Chief  Executive
                             Officer, Gardner and Preston Moss, Inc. (1969-1987).
                             Age 63                                                                     December 1998          1,000

Andrew M. Carter*
   Director                  Chairman and Chief Executive Officer, Hyperion Capital Management,  Inc.
                             (November  1998-Present).  Vice  Chairman  and  Director  of  The  China
                             Business Group (1996-Present).  Director,  Manchester Capital Management
                             (1997-Present).  Director,  BioSignia (1999-Present).  Presently officer of four  charitable  boards:  The New England  Conservatory,  The Loomis
                             Chaffee  School,  The  William  E.  Simon  Graduate  School of  Business
                             Administration  at the  University  of  Rochester,  and The Big  Brother
                             Association  of  Boston.   Director  of  several  investment   companies
                             advised by Hyperion Capital Management,  Inc.  (1998-Present).  Formerly
                             President   and   Founding   Principal,   Andrew  M.  Carter  &  Company
                             (1994-1995);  Director and Senior Vice  President,  Jennison  Associates
                             Capital Corp.  (1975-1993);  Founder,  Standard &  Poor's/Carter,  Doyle
                             (1972-1975);  Vice  President,  Head of Fixed Income  Group,  Wellington
                             Management Co.  (1968-1972);  and Manager of the Harvard  Endowment bond portfolio, Harvard Treasurer's Office (1964-1968).
                             Age 59                                                                       July 1998              -




                                                                                                                   Shares of Common
                                                                                                                         Stock
                                                                                                                      Beneficially
                                                                                                                   Owned Directly or
                                                                                                                     Indirectly, on
      Name and Office                      Principal Occupation During Past Five Years,                  Director     December 31,
      with the Trust                               Other Directorships and Age                            Since         1999(**)

Leo M. Walsh, Jr.
   Director, Chairman of     Director  and/or  Trustee of  several  investment  companies  advised by
    the Audit Committee      Hyperion Capital Management,  Inc. or by its affiliates  (1989-Present).
                             Financial  Consultant for  Merck-Medco  Managed Care LLC (formerly Medco
                             Containment  Services  Inc.)  (1994-Present).  Director  of  Lend  Lease
                             Hyperion  Mortgage  Opportunity  Fund,  Inc.  (formerly,  Equitable Real
                             Estate  Hyperion  Mortgage   Opportunity  Fund,  Inc.)  and  Lend  Lease
                             Hyperion High Yield Commercial Mortgage Fund, Inc. (formerly,  Equitable
                             Real  Estate  Hyperion  High  Yield  Commercial   Mortgage  Fund,  Inc.)
                             (1999-Present).  Formerly,  Director of Equitable  Real Estate  Hyperion
                             Mortgage  Opportunity Fund, Inc. and Equitable Real Estate Hyperion High
                             Yield Commercial Mortgage Fund, Inc.  (1995-1997);  Financial Consultant
                             for Synetic Inc.,  manufacturer  of porous plastic  materials for health care uses (1989-1994);  President,  WW Acquisitions  Corp.  (1989-1990);
                             Senior  Executive  Vice  President  and Chief  Operating  Officer of The
                             Equitable Life Assurance  Society of the United States ("The Equitable")
                             (1986-1988);  Director  of  The  Equitable  and  Chairman  of  Equitable
                             Investment   Corporation,   a  holding   company  for  The   Equitable's
                             investment  oriented  subsidiaries   (1983-1988);   Chairman  and  Chief
                             Executive Officer of EQUICOR-Equitable HCA Corporation (1987-1988).
                             Age 67                                                                       June 1989            6,000

Class I Directors to serve until 2001 Annual Meeting of Stockholders:
Rodman L. Drake
  Director, Member of the    President,   Continuation   Investments   Group   Inc.   (1997-Present).
      Audit Committee        Director,  Alliance  Group  Services,  Inc.  (1998-Present).   Director,
                             Hotelevision,   Inc.   (1999-Present).   Chairman,   Metro   Cash   Card
                             International     (1999-Present).     Parsons     Brinckerhoff,     Inc.
                             (1995-Present).  Trustee of  Excelsior  Funds  (1994-Present).  Director
                             and/or  Trustee  of several  investment  companies  advised by  Hyperion
                             Capital Management,  Inc. (1989-Present).  Formerly,  Co-Chairman of KMR
                             Power Corporation  (1993-1997);  President,  Mandrake Group (1993-1997);
                             Managing Director and Chief Executive Officer of Cresap (1980-1990).
                             Age 56                                                                       June 1992             204

Patricia A. Sloan*
    Director, Secretary      Managing  Director  of Ranieri & Co.,  Inc.  (1988-Present).  Secretary,
                             Director  and/or  Trustee of  several  investment  companies  advised by
                             Hyperion Capital Management,  Inc. or by its affiliates  (1989-Present).
                             Director of Bank United Corp.,  the parent of Bank United (formerly Bank
                             United of Texas FSB) (1988-Present).  Formerly Director of the Financial
                             Institutions Group of Salomon Brothers Inc (1972-1988).
                             Age 56                                                                     February 1993           300


* Interested persons as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), because of affiliations with Hyperion Capital Management, Inc., the Trust's Investment Advisor.
**       The  holdings  of no director  or nominee  represented  more than 1% of the outstanding shares of the Trust.

         Officers of the Trust. The officers of the Trust are chosen each year at the first meeting of the Board of Directors of the Trust following the Annual Meeting of Stockholders, to hold office at the discretion of the Board of Directors until the meeting of the Board following the next Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors has elected six officers of the Trust. Except where dates of service are noted, all officers listed below served as such throughout the 1999 fiscal year. The following sets forth information concerning each officer of the Trust who served during all or part of the last fiscal year of the Trust:

Name and
Principal Occupation                                                                Office          Age         Officer Since


Andrew M. Carter                                                                     Chairman        59         December 1998
 See information under "ELECTION OF DIRECTORS."

Clifford E. Lai                                                                      President       46           April 1993
 President (since November 1998) and Chief Investment  Officer,  Hyperion Capital
 Management,   Inc.   (March 1993-Present).   President  of  several   investment
 companies  advised by Hyperion  Capital  Management,  Inc. or by its  affiliates
 (1993-Present).  Formerly Managing Director and Chief Investment  Strategist for
 Fixed Income, First Boston Asset Management (1989-1993);  Vice President, Morgan
 Stanley & Co. (1987-1989).

Patricia A. Botta                                                                 Vice President     42         December 1996
 Director of Hyperion  Capital  Management,  Inc.  (1989-Present).  Formerly with the Davco Group (1988-1989) and Salomon Brothers Inc. (1986-1988).

John H. Dolan                                                                     Vice President     46           March 1998
 Chief  Investment  Strategist of Hyperion  Capital  Management  (1998-Present).
 Formerly Managing Director at Bankers Trust  (1995-1997);  Managing Director of
 Salomon Brothers Inc. (1987-1995);  Manager of mortgage-backed  securities desk at Citibank (1979-1987).

Patricia A. Sloan
 See information under "ELECTION OF DIRECTORS."                                      Secretary       56         February 1993

Thomas F. Doodian                                                                    Treasurer       40         February 1999
 Director of Finance and  Operations,  Hyperion  Capital  Management,  Inc. (July
 1995-Present).  Treasurer of several  investment  companies  advised by Hyperion
 Capital Management,  Inc. (February  1999-Present).  Formerly, Vice President in
 Mortgage  Backed  Trading at Mabon  Securities  Corporation  (1994-1995);  fixed income  analyst,  trader,  and Vice  President  and  Controller at Credit Suisse
 First Boston (1984-1994).


Security Ownership of Certain Beneficial Owners at December 31, 1999

------------------- -------------------------------------------- ------------------------------- -------------------- --------------
     Title of                   Name and Address of                   Amount and Nature of
      Class                      Beneficial Owner                     Beneficial Ownership        Percent of Class          Source
------------------- -------------------------------------------- ------------------------------- -------------------- --------------
      Common        Karpus Investment Management                        2,366,478 shares               13.89%                13D
      Stock         14 Tobey Village Office Park
                    Pittsford, NY  14534
------------------- -------------------------------------------- ------------------------------- -------------------- --------------

         At December 31, 1999, directors and officers of the Trust as a group owned beneficially less than 1% of the outstanding shares of the Trust. No person, other than those listed above, to the knowledge of management, owned beneficially more than 5% of the Trust's outstanding shares at that date. The business address of the Trust, its officers and directors is One Liberty Plaza, New York, New York 10006-1404.

         Interested Persons. Mr. Ranieri serves as a Director of the Advisor and Mr. Carter serves as Chairman and Chief Executive Officer of the Advisor. Ms. Sloan is a special limited partner of Hyperion Ventures, the sole general partner of Hyperion Partners L.P., of which the Advisor is a wholly-owned subsidiary.  As  a  result  of  their  service  with  the  Advisor  and  certain
affiliations   with  the  Advisor  as  described   below,  the  Trust  considers
Messrs. Ranieri and Carter and Ms. Sloan to be "interested persons" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

         Committees and Board of Directors Meetings. The Trust has a standing Audit Committee presently consisting of Messrs. Walsh, Birch, Drake, English and Petersen, all of whom are members of the Board of Directors and are currently non-interested persons of the Trust. The principal functions of the Trust's Audit Committee are to recommend to the Board the appointment of the Trust's auditors, to review with the auditors the scope and anticipated costs of their audit and to receive and consider a report from the auditors concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection. During the last fiscal year of the Trust, the full Board of Directors met four times, and the Audit Committee met one time. All of the members of the Audit Committee, except Mr. English, attended the Audit Committee meeting and all of the directors attended at least 75% of the aggregate of the Board meetings and the Audit Committee meeting. The Trust has a Nominating and a Compensation Committee.

         Compensation of Directors and Executive Officers. No remuneration was paid by the Trust to persons who were directors, officers or employees of Hyperion Capital Management, Inc. or any affiliate thereof for their services as directors or officers of the Trust. Each director of the Trust, other than those who are officers or employees of Hyperion Capital Management, Inc. or any affiliate thereof, is entitled to receive a fee of $7,500 per year plus $1,000 for each Board of Directors meeting attended. Members of the Audit Committee receive $750 for each Audit Committee meeting attended, other than meetings held on days when there is also a directors' meeting.

        Directors' Compensation Table For The Twelve Month Period Ended 12/31/99


                                                                    Directors' Compensation  Total Directors' Compensation
                                                                         from the Trust       from the Trust and the Fund
                                                                                                        Complex
Robert F. Birch........................................................         $11,500                 $43,125
Rodman Drake...........................................................         $11,500                 $43,125
John W. English........................................................         $ 2,875                 $ 5,750
Harry E. Petersen, Jr..................................................         $11,500                 $43,125
Leo M. Walsh, Jr.......................................................         $11,500                 $43,125
Kenneth C. Weiss.......................................................         $11,500                 $37,375
Garth Marston (Director Emeritus)......................................         $ 5,750                 $21,563
                                                                                $66,125                 $237,188


Required Vote

         Election of the listed nominees for director requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Trust present or represented by proxy at the Annual Meeting.


                   PROPOSAL 2: RATIFICATION OR REJECTION OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors of the Trust will consider, and it is expected that they will recommend, the selection of PricewaterhouseCoopers LLP as independent accountants of the Trust for the fiscal year ending December 31, 2000 at a meeting scheduled to be held on March 7, 2000. The appointment of accountants is approved annually by the Audit Committee of the Board of Directors and is subsequently submitted to the stockholders for ratification or rejection. The Trust has been advised by PricewaterhouseCoopers LLP that at December 31, 1999 neither that firm nor any of its partners had any direct or material indirect financial interest in the Trust. A representative of
PricewaterhouseCoopers   LLP  will  be  at  the  meeting  to  answer   questions
concerning the Trust's financial statements and will have an opportunity to make a statement if he or she chooses to do so.

Required Vote

         Ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Trust requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Trust present or represented by proxy at the Annual Meeting.


                  PROPOSAL 3: SHAREHOLDER PROPOSAL TO REQUEST
              THE DIRECTORS OF THE TRUST TO IMMEDIATELY BEGIN THE
                   ORDERLY LIQUIDATION OF THE TRUST'S ASSETS

         The Trust has been informed by Gilbert Held, 4736 Oxford Road, Macon, Georgia 31210, a shareholder of record who owned approximately 1200 shares on May 19, 1999 (the "Proponent"), that he intends to submit the following proposal at the Meeting:

         "For the past several years the share price of Hyperion 2005 Investment Grade Opportunity Term Trust has traded at a significant discount to its net asset value. If the Trust was orderly liquidated, investors could receive an immediate gain above the share market price. Thus, it is proposed that shareholders vote to request the Directors of the Trust to immediately begin the orderly liquidation of Trust assets. Directors should ensure the assets of the Trust are liquidated and all proceeds are distributed to shareholders within six months of the annual meeting."

         THE BOARD OF DIRECTORS OF THE TRUST URGES YOU TO VOTE AGAINST THE STOCKHOLDER PROPOSAL.

         The Board of Directors recommends against an early termination of the Trust. Although the Board of Directors shares the concerns about the discount of the stock price to the Net Asset Value ("NAV") of the Trust, it is only one of many factors it considers in maximizing the value of the Trust's shares. The Board of Directors believes that the early termination of the Trust may deprive investors of the opportunity to earn superior returns versus comparable fixed income investments.

         The  following   summarizes  why  the  Board  of  Directors'   STRONGLY
RECOMMENDS VOTING AGAINST the shareholder proposal.

         1. As stated in the prospectus, the primary objective of the Trust is to "provide a high level of current income and to return $10.00 per Share to investors on or shortly before November 30, 2005, consistent with investing in investment grade securities." The Trust will not achieve this objective if there is an early termination of the Trust.

         2. The Trust's shareholders will recover any discount between the stock price and the NAV when the Trust matures in 2005. In general, the discount between the stock price and the NAV on all closed-end Term Trusts decreases as the maturity date approaches.

              The Trust is structured to terminate in 2005. In the Board of Directors view, allowing the Trust to operate to its scheduled maturity date offers the greatest opportunity to maximize shareholder return. At maturity, in 2005, shareholders would receive the full NAV of the Trust, not only capturing any discount to the NAV, but also the accretion between the NAV and book value of the Trust assets, which today is significant.
              This accretion to book value would be lost were the Trust liquidated before its maturity date.

          3. The performance of the Trust versus comparable fixed income strategies has been excellent.

              Over the last 3 and 5 years, the Trust has been one of the top performing strategies in the universe of fixed income portfolios. The Board of Directors believes the Trust should continue to generate excellent returns until its maturity in 2005. Over the last 3 and 5 years, the Trust has outperformed a number of fixed income indices on both a stock price and NAV basis, as the following table indicates.

-------------------------------------------------------------------------------------------
 Annualized Total Return of the Trust and Other Fixed Income Indices (12/31/99)
-------------------------------------------------------------------------------------------
                                        5-year     10-year        Lehman        Lehman
                              HTO      Treasury    Treasury     Aggregate1  Govt/Corp2
 Market Value Return
 1 year                    -2.29%        -2.49%     -8.43%       -0.83%         -2.15%
 3 years                   +8.94%        +4.93%     +4.77%       +5.73%         +5.54%
 5 years                  +10.37%        +6.72%     +7.33%       +7.73%         +7.60%

 NAV Return
 1 year                    -0.83%        -2.49%     -8.43%       -0.83%         -2.15%
 3 years                   +7.74%        +4.93%     +4.77%       +5.73%         +5.54%
 5 years                  +10.06%        +6.72%     +7.33%       +7.73%         +7.60%
------------------------ ------------- ---------- ------------ ------------ ---------------


              As can be seen, the Trust has provided annualized total returns in excess of 2.0% versus a range of fixed income strategies over the last 3 and 5 years.

1 The Lehman Brothers Aggregate Index represents securities that are U.S. domestic, taxable and dollar denominated. The index covers the U.S.
investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities. These major sectors are subdivided into more specific indices that are calculated and reported on a regular basis. (Source: Lehman Brothers, Inc.)
2 The Lehman Brothers Government/Corporate Index includes securities in the Government and Corporate indices. The Government Index includes treasuries (i.e., public obligations of the U.S. Treasury that have remaining maturities of more than one year) and agencies (i.e., publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The Corporate Index includes publicly issued U.S. corporate and Yankee debentures and secured notes that meet specified maturity, liquidity, and quality requirements. (Source: Lehman Brothers, Inc.)

              Additionally, the Trust's returns over the last three and five years rank in the top 5 percent (5%) of the universe of all fixed income funds, according to the most recently available Nelson's directory. While past performance is not an indication of future performance, the investment advisor has thus far done an excellent job in managing the Trust's assets and the Board of Directors has every confidence that it will continue to do so in the future.

         4. The Trust has benefited from the professional management of the investment advisor. Without taking additional levels of risk, it would be difficult for an individual investor to replicate the future expected return of the Trust.

         5. Finally, the Trust offers investors the opportunity to participate in certain asset classes, such as Agency and
              non-Agency      Mortgage-Backed       Securities,       Commercial
              Mortgage-Backed Securities, and Asset-Backed Securities, that offer higher yield versus comparable securities with similar risk profiles and that are not normally available to the fixed income investor.

         In summary, the Board of Directors strongly recommends voting against the stockholder proposal. Early termination of the Trust will prevent the Trust from achieving its primary objective and prevent shareholders from benefiting from the full implementation of the Trust's investment strategy.

Required Vote

         The affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the Meeting is required for the approval of the shareholder proposal.


                             ADDITIONAL INFORMATION

Investment Advisor

         The Trust has engaged Hyperion Capital Management, Inc. (the "Advisor") to provide professional investment management for the Trust pursuant to an Advisory Agreement dated February 17, 1993. The Advisor is a Delaware corporation which was organized in February 1989. The Advisor is a registered investment advisor under the Investment Advisers Act of 1940, as amended ("1940 Act"). The business address of the Advisor, its officers, and directors is One Liberty Plaza, New York, New York 10006-1404. The Trust has also engaged Hyperion Capital Management, Inc. as the Trust's administrator. The administrator's address is the same as that of the Advisor.

         The Advisor is a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners"). The sole general partner of
Hyperion Partners is Hyperion Ventures L.P., a Delaware limited partnership ("Hyperion Ventures"). Corporations owned principally by Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are the general partners of Hyperion Ventures. Lewis S. Ranieri, a former Vice Chairman of Salomon Brothers Inc ("Salomon Brothers"), is the Vice Chairman of the Board of the Advisor and a Director of the Trust. Messrs. Salvatore Ranieri and Shay are directors of the Advisor, but have no other positions with either the Advisor or the Trust. Messrs. Salvatore Ranieri and Shay are principally engaged in the management of the affairs of Hyperion Ventures and its affiliated entities. Mr. Carter is the Chairman and Chief Executive Officer of the Advisor and Chairman of the Trust. Since January 1, 1990, Patricia A. Sloan, Secretary of the Trust, has been a special limited partner of Hyperion Ventures and since July 1993 she has been a limited partner of Hyperion Partners. Mr. Lai, the President of the Trust and the Advisor, is an employee of the Advisor, and may be entitled, in addition to receiving a salary from the Advisor, to receive a bonus based upon a portion of the Advisor's profits, including any profit from a sale of the Advisor. Ms. Botta and Mr. Dolan, Vice Presidents of the Trust, and Mr. Doodian, Treasurer of the Trust, are also employees of the Advisor. The business address of Hyperion Partners and Hyperion Ventures is 50 Charles Lindbergh Boulevard, Suite 500, Uniondale, New York 11553.

         The Advisor  provides  advisory  services to several  other  registered investment companies and one offshore Trust, all of which invest in mortgage-backed securities. Its management includes several individuals with extensive experience in creating, evaluating and investing in Mortgage-Backed Securities, Derivative Mortgage-Backed Securities and Asset-Backed Securities, and in using hedging techniques. Lewis S. Ranieri, Vice Chairman of the Advisor and a Director of the Trust, was instrumental in the development of the secondary mortgage-backed securities market and the creation and development of secondary markets for conventional mortgage loans, CMOs and other mortgage-related securities. While at Salomon Brothers, Mr. Ranieri directed that firm's activities in the mortgage, real estate and government guaranteed areas. Mr. Carter is the Chairman and Chief Executive Officer of the Advisor and Chairman of the Trust, and is Vice Chairman of The China Business Group. Clifford E. Lai, President of the Advisor and of the Trust, was Managing Director and Chief Investment Strategist for Fixed Income for First Boston Asset Management Corporation.

Investment Advisory Agreement

         On March 9, 1999, the Board of Directors of the Trust, including those persons identified as interested persons and a majority of the directors who are not parties to the Advisory Agreement or interested persons (as such term is defined in the 1940 Act) of any such party (the "Disinterested Directors"), approved extension of the Advisory Agreement through March 31, 2000. At the time of the Board's approval of the latest extension of the Advisory Agreement, Messrs. Lewis Ranieri, Carter and Ms. Sloan were interested persons of the Trust. The Advisory Agreement was last submitted to a vote of the Stockholders of the Trust at the Annual Meeting of the Stockholders of the Trust held on May 23, 1995. At that meeting, the Stockholders approved the continuance of the revised Advisory Agreement. The Advisory Agreement provides that it will continue from year to year, but only so long as such continuation is specifically approved at least annually by both (1) the vote of a majority of the Board of Directors or the vote of a majority of the outstanding voting securities of the Trust (as provided in the 1940 Act) and (2) by the vote of a majority of the Disinterested Directors cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated at any time without the payment of any penalty, upon the vote of a majority of the Board of Directors or a majority of the outstanding voting securities of the Trust or by the Advisor, on 60 days' written notice by either party to the other. The Agreement will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder). The Board of Directors will consider continuance of the Advisory Agreement until March 31, 2001 at a meeting scheduled for March 7, 2000.

         Pursuant to the Advisory Agreement, the Trust has retained the Advisor to manage the investment of the Trust's assets and to provide such investment research, advice and supervision, in conformity with the Trust's investment objective and policies, as may be necessary for the operations of the Trust.

         The Advisory Agreement provides, among other things, that the Advisor will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all salaries of the Trust's directors and officers who are affiliated persons (as such term is defined in the 1940 Act) of the Advisor. The Advisory Agreement provides that the Trust shall pay to the Advisor a monthly fee for its services which is equal to .65% per annum of the Trust's average weekly net assets, which, for purposes of determining the Advisor's fee, shall be the average weekly value of the total assets of the Trust, minus the sum of accrued liabilities (including accrued expenses) of the Trust and any declared but unpaid dividends on the Common Shares and any Preferred Shares (if such shares are issued in the future) and any accumulated dividends on any Preferred Shares
(but without deducting the aggregate liquidation value of any Preferred Shares). Investment advisory fees paid by the Trust to the Advisor during the last fiscal year of the Trust amounted to $1,044,715.

Administration Agreement

         The Trust has entered into an Administration Agreement with Hyperion Capital Management, Inc. (the "Administrator"). The Administrator performs administrative services necessary for the operation of the Trust, including maintaining certain books and records of the Trust, and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and provides the Trust with administrative office facilities. For these services, the Trust pays a monthly fee at an annual rate of 0.17% of the first $100 million of the Trust's average weekly net assets, 0.145% of the next $150 million and 0.12% of any amounts above $250 million. For the twelve month period ended December 31, 1999, the Administrator earned $258,052 in Administration fees. In addition, the Administrator has entered into
Administration Agreements with the other investment companies listed below, generally under the same fee structure as noted above. The only exception is the fee structure for services rendered to The Hyperion Total Return Fund, Inc., which stipulates a fee paid monthly at an annual rate of 0.20% of its average weekly assets.

Investment Companies Managed by Hyperion Capital Management, Inc.

         In  addition  to acting  as  advisor  to the  Trust,  Hyperion  Capital
Management, Inc. acts as investment advisor to the following other investment companies at the indicated annual compensation.

                Name of Fund                               Investment Advisory Fee               Approximate Net Assets at December
                                                                                                               31, 1999
                                                                                                            (in Millions)
The Hyperion Total Return Fund, Inc.*             0.65% of the Fund's average weekly net assets               $209,076
Hyperion 1999 Term Trust, Inc.**                  0.50% of the Trust's average weekly net assets              $      0
Hyperion 2002 Term Trust, Inc.                    0.50% of the Trust's average weekly net assets              $268,803


* The Advisor and The Hyperion Total Return Fund, Inc. (the "Fund") have entered into a sub-advisory agreement with Pacholder Associates, Inc., an Ohio corporation organized in 1983, to serve as an investment advisor with respect to a portion of this Fund's assets.
**Hyperion 1999 Term Trust, Inc. was terminated on November 30, 1999.

Brokerage Commissions

         Because it buys its portfolio securities in dealer markets, the Trust did not pay any brokerage commissions on its securities purchases during its last fiscal year. The Trust did not pay any futures or options commissions during the last fiscal year.

         The Advisor has discretion to select brokers and dealers to execute portfolio transactions initiated by the Advisor and to select the markets in which such transactions are to be executed. The Advisory Agreement provides, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Advisor is to seek the best combination of net price and execution for the Trust. It is expected that securities will ordinarily be purchased in primary markets, and that in assessing the best net price and execution available to the Trust, the Advisor will consider all factors they deem relevant, including the price, dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operation facilities and the firm's risk in positioning the securities involved. Transactions in foreign securities markets may involve the payment of fixed brokerage commissions, which are generally higher than those in the United States.

         In selecting brokers or dealers to execute particular transactions and in evaluating the best net price and execution available, the Advisor is authorized to consider "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). The Advisor is also authorized to cause the Trust to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The
Advisor must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which the Advisor exercises investment discretion. Research services furnished by brokers through whom the Trust effects securities transactions may be used by the Advisor in servicing all of the accounts for which investment discretion is exercised by the Advisor, and not all such services may be used by the Advisor in connection with the Trust.

Compliance With Section 16 Reporting Requirements

         Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's officers and directors and persons who own more than ten percent of a registered class of the Trust's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by the Trust and written representations from certain reporting persons that all applicable filing requirements for such persons had been complied with, the Trust believes that, during the fiscal year ended December 31, 1999, all filing requirements applicable to the Fund's officers, directors, and greater than ten-percent beneficial owners were complied with.


                                 OTHER BUSINESS

         The Board of Directors of the Trust does not know of any other matter which may come before the meeting. If any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote the proxies in accordance with their judgment on that matter.


                   PROPOSALS TO BE SUBMITTED BY STOCKHOLDERS

         All proposals by stockholders of the Trust that are intended to be presented at the Trust's next Annual Meeting of Stockholders to be held in 2001 must be received by the Trust for inclusion in the Trust's proxy statement and proxy relating to that meeting no later than November 1, 2000.


                         EXPENSES OF PROXY SOLICITATION

         The cost of preparing, assembling and mailing material in connection with this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, proxies may be solicited personally by regular employees of the Trust, Hyperion Capital Management, Inc., or Corporate Investor Communications Inc., paid solicitors for the Trust, or by telephone or telegraph. The anticipated cost of solicitation by the paid solicitors will be nominal. The Trust's agreement with Corporate Investor Communications, Inc. provides that such paid solicitors will perform a broker search and deliver proxies in return for the payment of their fee plus the expenses associated with this proxy solicitation. Brokerage houses, banks and other fiduciaries will be requested to forward proxy solicitation material to their principals to obtain authorization for the execution of proxies, and they will be reimbursed by the Trust for out-of-pocket expenses incurred in this connection.

February 25, 2000


                   HYPERION 2005 INVESTMENT GRADE OPPORTUNITY
                                TERM TRUST, INC.
                   PROXY SOLICITED ON BEHALF OF THE DIRECTORS

         The undersigned hereby appoints Andrew M. Carter and Clifford E. Lai, and each of them, attorneys and proxies for the undersigned, with full power of substitution and revocation to represent the undersigned and to vote on behalf of the undersigned all shares of Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. (the "Trust") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Trust to be held at The Downtown Association, 60 Pine Street (between William and Pearl Streets), New York, New York 10005, on Tuesday, April 18, 2000 at 10:30 a.m., and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power of authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

                                      NOTE:  Please sign exactly as your name
                                             appears on the Proxy. If joint
                                             owners, EITHER may sign this
                                             Proxy. When signing as attorney,
                                             executor, administrator, trustee,
                                             guardian or corporate officer,
                                             please give full title.

                                      Date,                           2000



                                      Signature(s), (Title(s), if applicable)
                                      PLEASE SIGN, DATE, AND RETURN
                                      PROMPTLY IN THE ENCLOSED ENVELOPE


I PLAN DO NOT PLAN TO ATTEND THE ANNUAL  MEETING  OF  STOCKHOLDERS  ON April 18,
2000





         Please indicate your vote by an "X" in the appropriate box below. This Proxy, if properly executed, will be voted in the manner directed by the stockholder. If no direction is made, this Proxy will be voted FOR election of the nominees as Directors in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3. Please refer to the Proxy Statement for a discussion of the Proposals.

1.       ELECTION OF DIRECTORS:              FOR all nominees listed (except
                                             as marked  to the  contrary below)
                                             WITHHOLD authority to vote for
                                             all nominees

                                             Class III:
                                                     Harry E. Petersen, Jr.
                                                     Lewis S. Ranieri
                                                     John W. English

The Board of Directors recommends that you vote "FOR" all nominees.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the line below.)

2.       Ratification or rejection of the
         selection of independent accountants
         (a vote "FOR" is a vote for ratification)   FOR    AGAINST  ABSTAIN

The Board of Directors recommends that you vote "FOR" Proposal 2.

3.       Shareholder proposal to request the Directors
         of the Trust to immediately begin the orderly
         liquidation of the Trust's assets.          FOR    AGAINST  ABSTAIN

The Board of Directors recommends that you vote "AGAINST" Proposal 3.

PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.